Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Material Sciences Corporation No.’s 33-57648, 33-81064, 333-15679, 333-33885, 333-47536, 333-47538 and 333-88387 on Form S-8 of our reports dated May 11, 2007, relating to the consolidated financial statements and financial statement schedule of Material Sciences Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Material Sciences Corporation for the year ended February 28, 2007.

/s/    DELOITTE & TOUCHE LLP

Chicago, Illinois

May 11, 2007

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